TruStage™ ZoneChoice Advantage Annuity

Issued by:
MEMBERS Life Insurance Company

SUMMARY PROSPECTUS FOR NEW INVESTORS
DATED MAY 1, 2025

This Summary Prospectus summarizes key features of the TruStage™ ZoneChoice Advantage Annuity, an individual or joint owned, single purchase payment deferred index-linked annuity contract. Before you invest, you should also review the prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at [INSERT WEBSITE]. You can also obtain this information at no cost by calling 1-800-798-5500 or by emailing AnnuityAndPRTManagersMail@trustage.com. To be updated by amendment

You may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive full refund of the Purchase Payment you paid less withdrawals. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including index-linked annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at investor.gov/.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

GLOSSARY

Accumulation Period. The period of time that begins on the Contract Issue Date stated on the Data Page and ends on the Income Payout Date or the date this Contract is terminated if earlier.
Adjusted Index Return. The Index Return for the current Interest Term adjusted for the Crediting Strategy. This value is only calculated at the end of the Interest Term.
Administrative Office. MEMBERS Life Insurance Company, 2000 Heritage Way, Waverly, Iowa 50677. Phone: 1-800-798-5500.
Age. Age as of last birthday.
Allocation Options. All available options under the Contract for allocating your Purchase Payment and Contract Value. Your selling firm may limit the Allocation Options available to you when your Contract is issued.
Annual Free Withdrawal Amount. The amount that can be withdrawn each Contract Year without incurring a Surrender Charge or Market Value Adjustment. For the first six Contract Years, it is equal to 10% of the Contract Value determined at the beginning of each Contract Year. Beginning on the sixth Contract Anniversary, it is equal to 20% of the Contract Value determined at the beginning of each Contract Year.
Annuitant (Joint Annuitant). The person(s) whose life (or lives) determines the income payment amount payable under the Contract. If the Owner is a non-natural person, the Annuitant(s) is also the person(s) whose death determines the Death Benefit.
Authorized Request. A signed and dated request that is in Good Order. Without limitation, any of the following requests must be signed by all Owners and any assignee: transfer value, change a party to the Contract, change the Income Payout Date, or make a partial withdrawal or full surrender of the Contract. An Authorized Request may also include a phone, fax, or electronic request for specific transactions.
Beneficiary (Beneficiaries). The person(s) or entity(ies) who will receive the Death Benefit proceeds due to the Owner’s death, or in the case of a non-natural Owner, upon the death of the Annuitant.

Boost. The percentage added to an Index Return that is less than zero to determine the Adjusted Index Return. It is also the minimum Adjusted Index Return when the Index Return is greater than or equal to zero.
Buffer. The maximum amount of negative interest assumed by the Company for an Interest Term, and any additional negative interest will be credited to the Risk Control Account.
Business Day. Any day that the New York Stock Exchange is open for trading. All requests for transactions that are received at our Administrative Office in Good Order on any Business Day prior to market close, generally 4:00 P.M. Eastern Time, will be processed as of the end of that Business Day.
Cap Rate. The maximum amount of interest the Company will credit to the Risk Control Account for an Interest Term. If the Cap Rate is uncapped, the Cap Rate is not applied to the Crediting Strategy.
Company. MEMBERS Life Insurance Company; also referred to as “we”, “our” and “us”.
Contract. The TruStage™ ZoneChoice Advantage Annuity, an individual or joint owned, single purchase payment deferred index-linked annuity contract issued by MEMBERS Life Insurance Company.
Contract Anniversary. The same day and month as the Contract Issue Date for each year the Contract remains in force.
Contract Issue Date. The day your Contract is issued. This date will be used to determine Contract Years and Contract Anniversaries.

Contract Value. The total value of your Contract during the Accumulation Period. All values are calculated as of the end of a Business Day.
Contract Year. Any twelve-month period beginning on the Contract Issue Date or Contract Anniversary and ending one day before the next Contract Anniversary.
Crediting Base. The amount used to calculate the Risk Control Account Value. It is equal to the amount allocated to a Risk Control Account at the start of the Interest Term, reduced proportionally for any withdrawals, Flex Transfers, or Contract Value applied to an Income Payout Option.
Crediting Strategy. The method by which interest is calculated for an Allocation Option during the Interest Term.
Data Page. Pages attached to your Contract that describe certain terms applicable to your specific Contract.
Death Benefit. The amount the Beneficiary is entitled to upon the death of an Owner who is a natural person or the death of an Annuitant if the Owner is a non-natural person.
Fixed Account. An Allocation Option that is part of our General Account to which we credit a fixed annual rate of interest referred to as the Fixed Interest Rate.
Fixed Account Nonforfeiture Value.The value used to determine the Fixed Account minimum values. It applies to the Surrender Value, the entire Contract Value applied to an Income Payout Option, and Death Benefit proceeds upon the death of an Owner during the Accumulation Period.
Fixed Interest Rate. The effective annual rate of interest credited to the Fixed Account. The Fixed Interest Rate will never be lower than 0.05%.
Flex Transfer. The voluntary transfer of some or all of the value in any Risk Control Account to the Fixed Account prior to the end of the Interest Term.
Floor. The maximum amount of negative interest for an Interest Term used to determined the Adjusted Index Return that may be credited to the Risk Control Account.
General Account. All of the Company’s assets other than the assets in its separate accounts.
Good Order. A request or transaction generally is considered in “Good Order” if we receive it at our Administrative Office within the time limits, if any, prescribed in this Prospectus for a particular transaction or instruction, it includes all information and supporting legal documentation necessary for us to execute the requested instruction or transaction, and is signed by the individual or individuals authorized to provide the instruction or engage in the transaction. A request or transaction may be rejected or delayed if not in Good Order. This information and documentation necessary for a transaction or instruction generally includes, to the extent applicable: the completed application or instruction form; your contract number; the transaction amount (in dollars or percentage terms); the signatures of all Owners (exactly as indicated on the Contract), if necessary; Social Security Number or Tax I.D.; and any other information or supporting documentation that we may require, including any consents. With respect to the Purchase Payment, Good Order also generally includes receipt by us of sufficient funds to affect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in Good Order, and we reserve the right to change or waive any Good Order requirement at any time. If you have any questions, you should contact us or your financial professional before submitting the form or request.
Income Payout Date. The date the first income payment is paid from the Contract to the Owner.
Income Payout Option. The choices available under the Contract for payout of your Contract Value.
Index, Indices. The reference index (or indices) that is a benchmark designed to track the performance of a portfolio of securities and is used to determine the Index Return, Adjusted Index Return, and Interim Value for a Crediting Strategy.
Index Return. The percentage change in the reference Index from the beginning of the Interest Term to the end of the Interest Term.

Index Value. The closing value for the reference Index as of the end of a Business Day.
Interest Term. The period for which interest is calculated for an Allocation Option. The Interest Term may vary by Allocation Option. Interest Terms will start and end on a Contract Anniversary, unless otherwise specified.
Interim Value. The value for a Risk Control Account on any day other than the first and last Business Day of an Interest Term.
Internal Revenue Code (IRC). The Internal Revenue Code of 1986, as amended.
Market Value Adjustment. An adjustment (increase or decrease) that may be applied to a full surrender or partial withdrawal prior to the end of the six-year rolling period that begins on the Contract Issue Date. The Market Value Adjustment does not apply to transfers (including Flex Transfers) or to the Annual Free Withdrawal Amount.
Non-Qualified Contract. An annuity contract that is independent of any formal retirement or pension plan.
Owner (Joint Owner). The person(s) or entity who own(s) the Contract and has (have) all rights under the Contract. Unless owned by a non-natural person, the Owner is also the person(s) whose death determines the Death Benefit. The Owner is also referred to as “you” or “your”.
Participation Rate. The percentage that may be applied to an Index Return to determine the Adjusted Index Return. For any Risk Control Account with a Buffer or Floor, the percentage is applied to an Index Return that is greater than zero. For any Risk Control Account with a Boost, the percentage is applied to an Index Return that is greater than the Boost.
Payout Period. The period of time that begins on the Income Payout Date and continues until we make the last payment as provided by the Income Payout Option chosen.
Purchase Payment. The amount paid to us, by or on behalf of an Owner, that is used to establish the annuity on the Contract Issue Date. We do not allow any additional Purchase Payments.
Qualified Contract. An annuity that is part of an individual retirement plan, pension plan or employer-sponsored retirement program that is qualified for special treatment under the Internal Revenue Code.
Required Minimum Distributions. The required minimum distribution (RMD) defined by section 401(a)(9) of the IRC for the Contract and as determined by us. RMDs only apply to Qualified Contracts.
Risk Control Account. An Allocation Option to which we credit interest based in part on the performance of an Index, subject to the Crediting Strategy.
Risk Control Account Value. The portion of the Contract Value in a Risk Control Account.
SEC. The U.S. Securities and Exchange Commission.
Spouse. The person to whom you are legally married. The term Spouse includes the person with whom you have entered into a legally-sanctioned marriage that grants you the rights, responsibilities, and obligations married couples have in accordance with applicable state laws. Individuals who do not meet the definition of Spouse may have adverse tax consequences when exercising provisions under this contract and any attached endorsements or riders. Additionally, individuals in other arrangements that are not recognized as marriage under the relevant state law will not be treated as married or as Spouses as defined in this contract for federal tax purposes. Consult with a tax advisor for more information on this subject and before exercising benefits under the contract and any attached endorsements or riders.
Surrender Charge. The charge associated with surrendering either some or all of the Contract Value.
Surrender Value. The amount you are entitled to receive if you elect to surrender this Contract during the Accumulation Period.
Valuation Period. The period beginning at the close of one Business Day and continuing to the close of the next succeeding Business Day.

OVERVIEW OF THE CONTRACT

The following is a summary of the key features of the Contract. This summary does not include all the information you should consider before purchasing a Contract. You should carefully read the entire Prospectus, which contains more detailed information concerning the Contract and the Company, before making an investment decision.

You should speak with a financial professional about the Contract’s features, benefits, risks, and fees, and whether it is appropriate for you based upon your financial situation and objectives. The Company is not an investment adviser and does not provide any investment advice to you in connection with the Contract.

Purpose
The Contract is an individual or joint owned, single purchase payment deferred index-linked annuity contract. It can help you save for retirement by allowing your Contract Value to earn interest from the Risk Control Accounts and/or Fixed Account on a tax-deferred basis and by providing the opportunity for lifetime payments. You generally will not pay taxes on your earnings (your Contract Value minus the portion of your Purchase Payment not previously withdrawn) until you withdraw them.

The Contract is designed for long-term investors and is not intended for someone who needs ready access to cash.

Purchase and Contract Periods
You may purchase the Contract with a single Purchase Payment of at least $5,000. You may not make additional Purchase Payments.

There are two periods to your Contract: an Accumulation Period and a Payout Period.

Accumulation Period. The Accumulation Period begins on the Contract Issue Date and continues until the Income Payout Date or the date this Contract is terminated if earlier. During the Accumulation Period, you allocate your Contract Value to the Risk Control Accounts and the Fixed Account. Additional information about each Allocation Option is provided in Appendix A.

Payout Period. The Payout Period begins on the Income Payout Date and continues until we make the last payment as provided by the Income Payout Option chosen. On the first day of the Payout Period, the Contract Value (calculated using the Interim Value calculation, if applicable, and subject to the Fixed Account Nonforfeiture Value, if applicable) will be applied to the Income Payout Option you selected. You cannot change the Annuitant or Owner on or after the Income Payout Date for any reason. When the Payout Period begins, you will no longer be able to make withdrawals. The Death Benefit terminates when the Contract is applied to an Income Payout Option.

Allocation Options
You must specify the percentage of your Purchase Payment to be allocated to each Allocation Option on the Contract Issue Date. Your Purchase Payment and Contract Value will be allocated according to your allocation instructions on file with us. The current Allocation Options under the Contract are shown in the table below. Your selling firm may limit the Allocation Options available to you when your Contract is issued.

ALLOCATION OPTIONS
Risk Control Account Crediting Strategy: Floor with Participation Rate and Cap Rate
Index	Interest Term	Crediting Strategy	Minimum Guarantee*
S&P 500 Index	1-Year	Floor: 0% to -10% in 1% increments Cap Rate and Participation Rate	Cap Rate: 1% Participation Rate: 100%
Dimensional US Small Cap Value Systematic Index	1-Year	Floor: 0% to -10% in 1% increments Cap Rate and Participation Rate	Cap Rate: 1% Participation Rate: 100%
Barclays Risk Balanced Index	1-Year	Floor: 0% to -10% in 1% increments Cap Rate and Participation Rate	Cap Rate: 1% Participation Rate: 100%
Risk Control Account Crediting Strategy: Buffer with Participation Rate and Cap Rate
Index	Interest Term	Crediting Strategy	Minimum Guarantee*
S&P 500 Index	1-Year	Buffer: -10% Cap Rate and Participation Rate	Cap Rate: 1% Participation Rate: 100%
Dimensional US Small Cap Value Systematic Index	1-Year	Buffer: -10% Cap Rate and Participation Rate	Cap Rate: 1% Participation Rate: 100%
S&P 500 Index	6-Year	Buffer: -10% and -20% Cap Rate and Participation Rate	Cap Rate: 10% Participation Rate: 100%
Dimensional US Small Cap Value Systematic Index	6-Year	Buffer: -10% and -20% Cap Rate and Participation Rate	Cap Rate: 10% Participation Rate: 100%
Barclays Risk Balanced Index	6-Year	Buffer: -10% and -20% Cap Rate and Participation Rate	Cap Rate: 10% Participation Rate: 100%
Risk Control Account Crediting Strategy: Boost with Participation Rate and Cap Rate
Index	Interest Term	Crediting Strategy	Minimum Guarantee*
S&P 500 Index	6-Year	Boost: 10% and 20% Cap Rate and Participation Rate	Cap Rate: 10% Participation Rate: 100%
Dimensional US Small Cap Value Systematic Index	6-Year	Boost: 10% and 20% Cap Rate and Participation Rate	Cap Rate: 10% Participation Rate: 100%
Barclays Risk Balanced Index	6-Year	Boost: 10% and 20% Cap Rate and Participation Rate	Cap Rate: 10% Participation Rate: 100%
Risk Control Account Crediting Strategy: Buffer with Dual Step Rate
Index	Interest Term	Crediting Strategy	Minimum Guarantee*
S&P 500 Index	6-Year	Buffer: -10% and -20% Dual Step Rate	Dual Step Rate: 10%
Fixed Interest Option
Account	Interest Term	Crediting Strategy	Minimum Guarantee
Fixed Account	1-Year	Fixed Interest Rate	Minimum Rate: 0.05%
* The Floor, Buffer, and Boost for an Allocation Option will not change during the life of your Contract unless the Allocation Option is discontinued. During the life of your Contract, an Allocation Option with a Floor of 0% will always be available. We may not always make available Allocation Options with Buffers, however, if one is available, a Buffer of -10% or more will be available. We may not always make available Allocation Options with Boosts, but if we do, a Boost of 10% or more will be available.

Interest Terms and Reallocations. Each Allocation Option is available on the Contract Issue Date and at the end of the Interest Term. For example, after the Contract Issue Date, an Allocation Option with a one-year Interest Term is available every Contract Anniversary, whereas an Allocation Option with a six-year Interest Term is available every sixth Contract Anniversary. This means that the six-year Interest Term will not be available for you to allocate Contract Value to on every Contract Anniversary. If we add an

Allocation Option, you will not be able to allocate your Contract Value to the new Allocation Option until the start of the next available Interest Term for that Allocation Option. Additionally, the six-year Interest Term is unavailable if the Income Payout Date is less than six years from the start of the Interest Term or if the length of time until a termination date required by federal regulation is less than six years from the start of the Interest Term.

At least two weeks before the end of an Interest Term, we will notify you of the available Allocation Options to which you may transfer maturing Contract Value. The new Allocation Options may have different Interest Terms and Crediting Strategies than what was previously available. If we do not receive transfer instructions by Authorized Request at least one Business Day before the end of the current Interest Term, we will apply the value of the maturing Contract Value to a new Interest Term of the same Allocation Option. If the same Allocation Option is not available, we will apply the value to the Fixed Account.

New transfer instructions by Authorized Request will supersede any prior transfer instructions for a given Allocation Option. Except for Flex Transfers, transfers are not permitted during an Interest Term. For example, you may not transfer values from the Fixed Account to any Risk Control Account or transfer values among Risk Control Accounts during an Interest Term.

You should understand the difference between the 6-year Interest Term and the 1-year Interest Term. For the 6-year Interest Term, interest is not calculated or credited until the end of the Interest Term; therefore, the Crediting Strategy factors (i.e., Buffer, Boost, Cap Rate, Participation Rate, and Dual Step Rate) only apply at the end of the Interest Term and not annually. As described below, withdrawals before the end of the Interest Term could significantly reduce the values under the Contract and the amount you receive from any payments. Moreover, only the Crediting Base remaining in a Risk Control Account will be credited interest, positive or negative, at the end of the Interest Term.
Fixed Account. The portion of your Contract Value allocated to the Fixed Account is credited interest daily based on the Fixed Interest Rate. The Fixed Interest Rate will never be less than 0.05%. The initial Fixed Interest Rate is available in advance of the Contract Issue Date and will be provided by your financial professional or by calling the Company at 1-800-798-5500. The Fixed Interest Rate for the initial Interest Term is shown on your Contract Data Page. We will notify you of Fixed Interest Rates for each subsequent Interest Term at least two weeks before the end of the current Interest Term, or you can contact your financial professional or the Company at 1-800-798-5500 to obtain current rates.
Risk Control Accounts. The portion of your Contract Value allocated to a Risk Control Account is credited with interest, if any, based in part on the investment performance of an external Index over the Interest Term, subject to the Crediting Strategy unique to each Risk Control Account (shown in the table above). For each Risk Control Account, the Index Return, which can be positive or negative, is calculated by comparing the change in the Index from the first day of the Interest Term to the last day of the Interest Term.

The Indices can go up or down based on the securities prices of the companies that comprise the reference Index. Except for the Barclays Risk Balanced, each Index associated with the Risk Control Accounts is a "price return index," which means the Index performance does not include dividends paid on the securities comprising the Index. This will reduce Index performance and will cause the Index to underperform a direct investment in the underlying securities. The Barclays Risk Balanced Index reinvests dividends but deducts certain fees. These deductions will reduce Index performance, and the Index will underperform similar portfolios from which these fees and costs are not deducted. Because the Index Return is calculated and applied at a single point in time, you may experience negative or flat performance even though the Index experienced gains through some, or most, of the Interest Term. It is possible that you will not earn any interest in a Risk Control Account or that we may credit negative interest to the Risk Control Accounts. You could lose a significant amount of money if the Index declines in value.

Each Risk Control Account has a Crediting Strategy that provide a level of downside protection: Floor, Buffer, or Boost. The Floor, Buffer, and Boost may provide protection by limiting the amount of negative interest credited to you from negative Index performance. The Floor, Buffer, and Boost do not limit losses from the Surrender Charge, Market Value Adjustment, Interim Value calculation, proportionate calculations, or taxes.

•The Floor is the maximum amount of negative interest that we will credit you at the end of an Interest Term. Negative Index performance will reduce your Risk Control Account Value by up to the amount of the Floor you elected. For example, if you elect a Floor of 0%, a negative Index Return will not reduce your Risk Control Account Value. If you elect a Floor of -10%, negative Index performance could reduce your Risk Control Value by up to 10% each Interest Term. We currently offer eleven Floor options: 0%, -1%, -2%, -3%, -4%, -5%, -6%, -7%, -8%, -9%, and -10%. During the life of your Contract, an Allocation Option with a Floor of 0% will always be available. There is a risk of loss of principal and previously credited interest of up to the Floor (for example, up to 10% with a Floor of -10%) each Interest Term due to negative Index performance.

•The Buffer provides you limited protection each Interest Term against negative Index performance up to the Buffer, but we will credit you any negative interest that exceeds the Buffer. For example, if you choose a -10% Buffer and the Index Return is -5%, your Risk Control Account value will not increase or decrease, because the negative Index performance does not exceed the Buffer. However, if you choose a -10% Buffer and the Index Return is -15%, your Risk Control Account Value will decrease by 5%, which is the amount of negative interest that exceeds the Buffer. We currently offer Allocation Options with a -10% Buffer and a -20% Buffer. We may not always make available Allocation Options with Buffers, but if we do, a Buffer of -10% or more will be available. There is a risk of loss of principal and previously credited interest of up to 90% with a Buffer of -10% and up to 80% with a Buffer of -20% each Interest Term if there is a negative Index Return of 100% over the Interest Term.

•The Boost provides you limited protection each Interest Term by increasing any negative Index performance by the amount of the Boost. If the Index Return is zero or positive, the Boost is also the minimum Adjusted Index Return (subject to the Cap Rate). For example, if you choose a 10% Boost and the Index Return is -5%, your Risk Control Account value will increase by 5% (the -5% Index Return plus the 10% Boost). If you choose a 10% Boost and the Index Return is -15%, your Risk Control Account Value will decrease by 5%, (the -15% Index Return plus the 10% Boost). We currently offer Allocation Options with a 10% Boost and a 20% Boost. We may not always make available Allocation Options with Boosts, but if we do, a Boost of 10% or more will be available. There is a risk of loss of principal and previously credited interest of up to 90% with a 10% Boost and up to 80% with a 20% Boost each Interest Term if there is a negative Index Return of 100% over the Interest Term.

Each Risk Control Account also has one or more Crediting Strategies for crediting Index Interest: the Cap Rate, Participation Rate, and Dual Step Rate. The Cap Rate and Dual Step Rate may limit the amount of interest you can earn from positive Index performance.

•The Cap Rate is the maximum amount of any positive Index interest that we will credit you at the end of an Interest Term. Positive Index performance will increase your Risk Control Account Value by up to the Cap Rate. For example, if the Index Return is 15% and the Cap Rate is 10%, we would credit you 10%. Generally, the Cap Rate varies according to the level of risk you accept in choosing a Floor, Buffer, or Boost. For example, the Cap Rate would be higher for the -10% Floor (allowing potentially greater increases and decreases) and lower for the 0% Floor (limiting the amount of potential increases and decreases). Similarly, the Cap Rate will also be higher for a

-10% Buffer or 10% Boost than for a -20% Buffer or 20% Boost. Generally, the Cap Rate will also be higher for a six-year Interest Term than a one-year Interest Term. We reset the Cap Rates at the start of each Interest Term. The Cap Rate for Risk Control Accounts with one-year Interest Terms will never be less than 1%, and the Cap Rate for Risk Control Accounts with six-year Interest Terms will never be less than 10%. With the Cap Rate, you may receive only a portion of any positive Index performance.

•The Participation Rate is the percentage of positive Index interest that we will credit you at the end of an Interest Term. For example, if the Index Return is 15% and the Participation Rate is 110%, we would credit you 16.5% (110% of 15%). For Risk Control Accounts with a Buffer or Floor, the Participation Rate is applied to any positive Index Return. For Risk Control Accounts with a Boost, the Participation Rate is applied to any Index Return that is greater than the Boost. We reset the Participation Rate at the start of each Interest Term. The Participation Rate will never be lower than 100%, which means that the Participation Rate alone will not limit the amount of Interest you earn from positive Index performance.

•The Dual Step Rate is the Adjusted Index Return that we will credit you when the Index Return is greater than or equal to the applicable Buffer. In other words, if you choose a Buffer of -10%, the Dual Step Rate will only apply if there is negative Index Return that is -10% or better, or a positive Index Return. We will not credit you interest from positive Index performance that exceeds the Dual Step Rate. For example, if the Buffer is -10% and the Index Return is -5% (which is greater than the Buffer), and the Dual Step Rate is 50%, we would credit you with the Dual Step Rate of 50%. Similarly, if the Buffer is -10% and there is a positive Index Return of 60%, and the Dual Step Rate is 50%, we would credit you with the Dual Step Rate of 50%. However, if the Buffer is -10% and the Index Return is -15% (which is less than the Buffer), the Dual Step Rate would not apply, and we would credit you with -5% (the -15% Index Return minus the -5% Buffer).The Dual Step Rate will never be lower than 10%. With the Dual Step Rate, you may receive only a portion of any positive Index performance.

Changes to Rates. We set the Cap Rate, Participation Rate, and Dual Step Rate at the start of each Interest Term and guarantee them for the duration of the Interest Term. The initial Cap Rate, Participation Rate, and Dual Step Rate are available at least two weeks in advance of the Contract Issue Date and will be provided by your financial professional or by calling the Company at 1-800-798-5500. We may declare a new Cap Rate, Participation Rate, or Dual Step Rate for each subsequent Interest Term and will notify you of any new rates at least two weeks before the end of the current Interest Term.

Other Changes to Allocation Options. We may offer additional Allocation Options at our discretion, which includes offering an additional Index, Crediting Strategy, or Interest Term. We may also discontinue an Allocation Option or Index at our discretion effective as of the end of an Interest Term, or under certain circumstances, before the end of an Interest Term. An Index or Allocation Option change may negatively affect interest credited and your resulting Contract Value, as well as how you want to allocate Contract Value between available Allocation Options.

Withdrawal Options and Market Value Adjustment

As described below, this Contract may not be appropriate for you if you intend to take partial withdrawals (including systematic withdrawals and Required Minimum Distributions) or surrender the Contract. However, the Contract does offer the following liquidity features during the Accumulation Period.
•Annual Free Withdrawal Amount - Each Contract Year, you may withdraw up to the Annual Free Withdrawal Amount without incurring a Surrender Charge or Market Value Adjustment. For the first six Contract Years, the Annual Free Withdrawal Amount is equal to 10% of the Contract Value determined at the beginning of each Contract Year. Beginning on the sixth Contract Anniversary, it is equal to 20% of the Contract Value determined at the beginning of each Contract Year. Any unused Annual Free Withdrawal Amount will not carry over to any subsequent Contract Year. The Annual Free Withdrawal Amount is subject to Interim Value calculations and proportionate adjustments.
•Partial Withdrawals - You may make partial withdrawals during the Accumulation Period by Authorized Request. Any applicable Surrender Charge, Market Value Adjustment, Interim Value calculation, and the use of proportionate calculations will affect the amount available for a partial withdrawal. A partial withdrawal may reduce your Death Benefit and the Crediting Base by more than the amount of the partial withdrawal. Additionally, only the remaining principal in the Risk Control Account will be credited interest, positive or negative, at the end of the Interest Term.
•Full Surrender - You may surrender your Contract during the Accumulation Period by Authorized Request. Upon full surrender, a Surrender Charge, and Market Value Adjustment may apply, and the Interim Value calculation may reflect a negative return.

During an Interest Term, you may make an Authorized Request for a Flex Transfer of some or all of the Risk Control Account Value from any Risk Control Account to the Fixed Account. The amount transferred is based on the Interim Value (which may reflect a positive or negative return) and will reduce the Crediting Base of the Risk Control Account proportionally. If you make a Flex Transfer when the Interim Value reflects a negative return, you may transfer at a loss, which means your remaining Crediting Base will be reduced by more than the transferred amount, and that reduction could be substantial. Additionally, only the Crediting Base remaining after the Flex Transfer will be credited index interest, positive or negative, at the end of the Interest Term. The decision to make a Flex Transfer could therefore significantly negatively impact your Risk Control Account Value, which impacts other values under the Contract and the amount you receive from any payments.

Withdrawals, Flex Transfers, and surrenders on any date other than the first and late day of an Interest Term will be subject to the Interim Value calculation. Withdrawals and surrenders at any time other than on or within 30 days after each sixth Contract Anniversary will be subject to the Market Value Adjustment. The Interim Value calculation and Market Value Adjustment may be positive or negative and could result in the loss of principal and previously credited interest and may significantly decrease the amount you receive upon surrender or partial withdrawal. It is possible in extreme circumstances to lose up to 100% of your principal and previously credited interest due to the Surrender Charge, Interim Value calculation, Market Value Adjustment, and proportionate calculations, regardless of the Allocation Option to which you allocated Contract Value. Withdrawals and surrenders are subject to federal income taxes and may be subject to a 10% additional tax if taken before the Owner is age 59½.

Other Contract Features

Death Benefit. The Death Benefit during the Accumulation Period is equal to the greater of Contract Value (including any applicable Interim Value calculation or Market Value Adjustment) or the Purchase Payment adjusted for withdrawals as of the date the Death Benefit is payable. Withdrawals and Flex Transfers could significantly reduce the Death Benefit, perhaps by substantially more than the amount of the withdrawal or transfers, because of the Interim Value calculation and the calculation of withdrawals on a proportionate basis when determining the Death Benefit. We do not apply a Surrender Charge or Market Value Adjustment in determining the Death Benefit.

Income Payout Options. You have several income options to choose from during the Payout Period.
Right to Examine. You may cancel your Contract and receive your Purchase Payment, less any withdrawals.

Please call your financial professional or the Company at 1-800-798-5500 if you have questions about how your Contract works.

KEY INFORMATION

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE TRUSTAGE™ ZONECHOICE ADVANTAGE ANNUITY
FEES, EXPENSES, AND ADJUSTMENTS		Location in Prospectus
Are There Charges or Adjustments for Early Withdrawals?
Yes. If you surrender your contract or take a withdrawal during the first six Contract Years, you may be assessed a Surrender Charge of up to 8% of the amount withdrawn in excess of the Annual Free Withdrawal Amount. For example, if you were to surrender your Contract during the first Contract Year, you could pay a surrender charge of up to $7,200 on a $100,000 investment. Your loss will be greater if there is a negative Market Value Adjustment, negative Interim Value adjustment, income taxes, or an additional tax.

If you surrender your Contract or take a withdrawal from any Allocation Option at any time other than on or within 30 days after each sixth Contract Anniversary, we will apply a Market Value Adjustment (which may be positive or negative) to the amount being withdrawn that is in excess of the Annual Free Withdrawal Amount.

If you surrender your Contract or take a withdrawal from a Risk Control Account before the expiration of an Interest Term, the amount withdrawn is based on the Interim Value (which may reflect a positive or negative return) and will reduce the Crediting Base proportionally.

The Market Value Adjustment or Interim Value calculation could result in the loss of your principal and previously credited interest, regardless of the Allocation Option to which you allocated Contract Value. In extreme circumstances, such losses could be as high as 100% of your Contract Value allocated to a Risk Control Account.
Fee Table Charges and Adjustments
Are There Transaction Charges?	No.
Are There Ongoing Fees and Expenses?
No. However, there is an implicit ongoing fee on the Risk Control Accounts to the extent that the Cap Rate or Dual Step Rate limit your participation in Index gains.

This means your returns may be lower than the Index's returns; however, in exchange for accepting limits on Index gains, you receive some protection from Index losses through the Floors, Buffers, and Boosts.

Please refer to your Data Page for information about the specific implicit fees you will pay each year based on the options you have elected.
Fee Table Charges and Adjustments
RISKS		Location in Prospectus

Is there a Risk of Loss from Poor Performance?
Yes. You can lose money by investing in the Contract, including loss of principal and previously credited interest, due to negative Index performance.

There is a risk of loss of principal and previously credited interest of up to the Floor (for example, up to 10% with a Floor of -10%) each Interest Term due to negative Index performance.

There is a risk of loss of principal and previously credited interest of up to 90% with a Buffer of -10% and up to 80% with a Buffer of -20% each Interest Term if there is a negative Index Return of 100% over the Interest Term.

There is a risk of loss of principal and previously credited interest of up to 90% with a 10% Boost and up to 80% with a 20% Boost each Interest Term if there is a negative Index Return of 100% over the Interest Term.
Principal Risks of Investing in the Contract
Is This a Short-Term Investment?
No. The Contract is not a short-term investment and is not appropriate if you need ready access to cash. The benefits of tax deferral mean that the Contract is more beneficial if you have a long time horizon.

Withdrawals and surrenders may be subject to a Surrender Charge, a Market Value Adjustment, the Interim Value calculation, and federal and state income taxes, and, if taken before age 59½, a 10% additional tax. Withdrawals will also reduce the Death Benefit and Contract Values, perhaps by significantly more than the amount of the withdrawal.

At least two weeks before the end of an Interest Term, you will be notified of the available Allocation Options to which you may transfer maturing Contract Value. The new Allocation Options may have different Interest Terms and Crediting Strategies than what was previously available. If we do not receive transfer instructions by Authorized Request at least one Business Day before the end of the current Interest Term, we will apply the maturing Contract Value to a new Interest Term of the same Allocation Option. If the same Allocation Option is not available, we will apply the value to the Fixed Account.
Principal Risks of Investing in the Contract Charges and Adjustments Federal Income Tax Matters

What are the Risks Associated with Allocation Options?
An investment in the Contract is subject to the risk of poor investment performance and can vary depending on the performance of the Allocation Options available under the Contract. Each Allocation Option, including the Risk Control Accounts and the Fixed Account, has its own unique risks. You should review the Allocation Options carefully before making an investment decision.

The Cap Rate and Dual Step Rate may limit positive Index returns. For example, if the Index performance for a Contract Year is 20%, and the Cap Rate or Dual Step Rate (as applicable) is 10%, we will credit 10% in interest at the end of the Interest Term. You may earn less than the Index performance as a result.

The Floor, Buffer, and Boost will limit negative Index performance and thereby provide limited protection in the case of a market decline. For example, if the Index performance is -25% and the Floor is -10%, we will credit -10% at the end of the Interest Term. If the Index performance is -25% and the Buffer is -10%, we will credit -15% at the end of the Interest Term. If the Index performance is -25% and the Boost is 10%, we will credit -15% at the end of the Interest Term.

Except for the Barclays Risk Balanced, each Index associated with the Risk Control Accounts is a "price return index," which means the Index performance does not include dividends paid on the securities comprising the Index. This will reduce Index performance and will cause the Index to underperform a direct investment in the underlying securities. The Barclays Risk Balanced Index reinvests dividends but deducts certain fees. These deductions will reduce Index performance, and the Index will underperform similar portfolios from which these fees and costs are not deducted.
Principal Risks of Investing in the Contract Risk Control Account Option Appendix B
What Are the Risks Related to the Insurance Company?
An investment in the Contract is subject to the risks related to the Company. Any obligations (including under the Fixed Account and the Risk Control Accounts), guarantees (such as the Death Benefit), or benefits are subject to the Company's claims-paying ability. More information about the Company, including its financial strength ratings, is available upon request by calling 1-800-798-5500.
Principal Risks of Investing in the Contract
RESTRICTIONS		Location in Prospectus
Are There Restrictions on the Allocation Options?	Yes, as described below there are restrictions on certain features of allocations, transfers, withdrawals, and investment option features.
Allocations
Each Allocation Option is available on the Contract Issue Date and at the end of the Interest Term. For example, after the Contract Issue Date, an Allocation Option with a one-year Interest Term is available every Contract Anniversary, whereas an Allocation Option with a six-year Interest Term is available every sixth Contract Anniversary. If we add an Allocation Option, you will not be able to allocate your Contract Value to the new Allocation Option until the start of the next available Interest Term for that Allocation Option. Additionally, the six-year Interest Term is unavailable if the Income Payout Date is less than six years from the start of the Interest Term or if the length of time until a termination date required by federal regulation is less than six years from the start of the Interest Term.

Changes to Investment Options and Features
We may set a new Cap Rate, Participation Rate and/or Dual Step Rate for a subsequent Interest Term. We will notify you of any new rates at least two weeks before the end of the current Interest Term.

We reserve the right to add, substitute, or eliminate Indices and Allocation Options as described in this Prospectus. If there is a delay between the date we remove the Index and the date we add a substitute Index, your Risk Control Account Value will be based on the value of the Index on the date the Index ceased to be available, which means market changes during the delay will not be used to calculate the index interest.

We may change, discontinue, or establish restrictions on Flex Transfers, including limitations on the number, frequency, or amount of Flex Transfers, at any time.
Risk Control Account Option
Are There any Restrictions on Contract Benefits?
Yes. Systematic Withdrawals may be taken on a monthly, quarterly, semi-annual, or annual basis. The withdrawals must be at least $100 each. There are additional limitations on the amounts that you may request and the timing for requesting and terminating Systematic Withdrawals. A Market Value Adjustment and Surrender Charge may apply.
Benefits Available under the Contract
TAXES	Location in Prospectus
What are the Contract's Tax Implications?
You should consult with a tax professional to determine the tax implications of the Contract. There is no additional tax benefit if you purchase the Contract through a qualified retirement plan or individual retirement account (IRA). Withdrawals from the Contract are subject to ordinary income tax, and may be subject to a 10% additional tax if taken before age 59½.
Federal Income Tax Matters
CONFLICTS OF INTEREST	Location in Prospectus

How are Investment Professionals Compensated?
Some investment professionals may receive compensation for selling the Contract to you in the form of commissions or other compensation. These other forms of compensation may include cash bonuses, insurance benefits and financing arrangements. Non-cash benefits may include conferences, seminars and trips (including travel, lodging and meals in connection therewith), entertainment, merchandise and other similar items. The Company may also pay asset-based commissions (sometimes called trail commissions) in addition to Purchase Payment-based commissions. Investment professionals may also receive other payments from us for services that do not directly involve the sale of the Contracts, including personnel recruitment and training, production of promotional literature and similar services.

As a result of these compensation arrangements, investment professionals may have a financial incentive to offer or recommend the Contract over another investment. You should ask your investment professional for additional information about the compensation he or she receives in connection with your purchase of the Contract.
OTHER INFORMATION – Distribution of the Contract
Should I Exchange My Contract?
You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, and any fees or penalties to terminate your existing contract, that it is better for you to purchase the new contract rather than continue to own your existing contract. Some investment professionals may have a financial incentive to offer you a new contract in place of the one you already own.
Getting Started - The Accumulation Period - Tax Free 1035 Exchanges

BENEFITS AVAILABLE UNDER THE CONTRACT

The following table summarizes information about the benefits available under the Contract.

Benefit	Purpose	Standard or Optional	Maximum Fee	Brief Description of Restrictions and Limitations
Death Benefit	Provides a Death Benefit if the Owner dies during the Accumulation Period	Standard	No Charge	Withdrawals or Flex Transfers may reduce the Death Benefit by more than the amount of the withdrawal.
Systematic Withdrawals	Provide payments on a schedule as set up by you.	Optional	No Charge	Withdrawals may be subject to a Market Value Adjustment or Surrender Charge.

BUYING THE CONTRACT

The minimum Purchase Payment for a Non-Qualified or Qualified Contract is $5,000. The Company does not allow additional Purchase Payments. A Purchase Payment for a Contract, or Purchase Payments for multiple Contracts owned by the same individual, that equals or exceeds $1 million requires our prior approval, which may be withheld at our sole discretion.

We offer the Contract to individuals, certain retirement plans, and other entities. To purchase a Contract, you and the Annuitant must be at least Age 21 and no older than Age 85.

We sell the Contract through financial professionals. To start the purchase process, you must submit an application to your financial professional. The Purchase Payment must either be paid at the Company’s Administrative Office or delivered to your financial professional. Your financial professional will then forward your completed application and Purchase Payment (if applicable) to us. The selling firm’s determination of whether the Contract is suitable for you may delay our receipt of your application. Any such delays will affect when we issue your Contract.

If the application for a Contract is properly completed and is accompanied by all the information necessary to process it, including payment of the Purchase Payment, the Purchase Payment will be allocated to the Allocation Options you choose on the next available Contract Issue Date.

After we receive a completed application, Purchase Payment, and all other information necessary to process a purchase order in Good Order, we will begin the process of issuing the Contract on the next Contract Issue Date available. Contract Issue Dates offered by the Company are currently the 10th and 25th of each month unless those days fall on a non-Business Day. In that case, we issue the Contract on the next Business Day with an effective Contract Issue Date of the 10th or 25th. Please note that during the period between the date your Purchase Payment is delivered to us and the next available Contract Issue Date, we will hold your Purchase payment in our General Account and not pay interest on it. Thus, during that period, your Purchase Payment will not be allocated to either the Risk Control Accounts or the Fixed Account.

On the Contract Issue Date, your Purchase Payment will be allocated according to your allocation instructions on file with us. You must specify the percentage of your Purchase Payment to be allocated to each Allocation Option on the Contract Issue Date. The amount you direct to an Allocation Option must be in whole percentages from 1% to 100% of the Purchase Payment, and your total allocation must equal 100%. If you do not indicate your allocations on the application, our Administrative Office will attempt to contact your financial professional and/or you for clarification. We will not issue the Contract without your allocation instructions.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

Partial Withdrawals

At any time during the Accumulation Period you may make partial withdrawals by Authorized Request in Good Order. The minimum partial withdrawal amount is $100. Unless you instruct us otherwise, withdrawals will be processed proportionally from the Contract Value in all Allocation Options. Any applicable Surrender Charge, Market Value Adjustment, and Interim Value calculation will affect the amount available for a partial withdrawal. We will pay you the amount you request in connection with a partial withdrawal by reducing Contract Value in the Fixed Account or the appropriate Risk Control Accounts.

Partial withdrawals for less than $25,000 are permitted by telephone and in writing. The written consent of all Owners must be obtained before we will process the partial withdrawal. If an Authorized Request in Good Order is received by 4:00 P.M. Eastern Time, it will be processed that day. If an Authorized Request in Good Order is received after 4:00 P.M. Eastern Time, it will be processed on the next Business Day.

If a partial withdrawal would cause your Surrender Value to be less than $2,000, we will treat your request for partial withdrawal as a request for full surrender of your Contract. Before processing the full surrender, we will attempt to contact you or your financial professional to provide the opportunity for you to take a lower amount to maintain a Surrender Value of at least $2,000. If we are unable to contact you within one Business Day after receiving your request, we will process the full surrender.

The Contract may not be appropriate for investors who plan to take withdrawals (including systematic withdrawals and Required Minimum Distributions) or surrender the Contract. All withdrawals, including systematic withdrawals and Required Minimum Distributions, will proportionally reduce the Death Benefit and Crediting Base by the ratio of the withdrawal to the Contract Value immediately prior to the withdrawal. This means the Death Benefit and Crediting Base may decrease by more than the amount of the withdrawal, and that decrease could be significant. Partial withdrawals could terminate the Contract. Partial Withdrawals could also significantly reduce the values under your Contract due to the Interim Value calculation, Market Value Adjustment, and Surrender Charge. Moreover, only the Crediting Base remaining after the withdrawal will be credited interest, positive or negative, at the end of the Interest Term.

Systematic Withdrawals

Our systematic withdrawal program is an administrative program designed for you to take recurring automatic withdrawals at the frequency you select. You can receive payments, monthly, quarterly, semi-annually, or annually, subject to the $100 minimum partial withdrawal amount and minimum Surrender Value described in this section.

Surrenders

You may surrender your Contract for the Surrender Value at any time during the Accumulation Period by Authorized Request. The consent of all Owners must be obtained before the Contract is surrendered. If an Authorized Request in Good Order is received before 4:00 P.M. Eastern Time on a Business Day, it will be processed that day. If an Authorized Request in Good Order is received at or after 4:00 P.M. Eastern Time on a Business Day or on a non-Business Day, it will be processed on the next Business Day.

If you surrender the Contract, you will be paid the Surrender Value, as of the Business Day we received your Authorized Request in Good Order.

The Surrender Value is calculated separate for the Fixed Account and Risk Control Accounts. It equals:
1)Your Contract Value at the end of the Valuation Period in which we receive your Authorized Request; minus
2)Any applicable Surrender Charge; adjusted for
3)Any applicable Market Value Adjustment; and
4)Subject to the minimum nonforfeiture value described under "Fixed Account Option."

Instead of crediting interest to amounts that are surrendered prior to the end of the Interest Term, the amount withdrawn or transferred is based on the Interim Value (which may reflect a positive or negative return) and will reduce the Crediting Base proportionally. The Surrender Value could be significantly lower than your Contract Value due to the Interim Value calculation, Market Value Adjustment, and Surrender Charge applied to amounts that are surrendered prior to the end of the Interest Term. A surrender is subject to income tax and, if taken before age 59½, a 10% additional tax may apply. You should consult a tax adviser before requesting a surrender.

Upon payment of the Surrender Value, this contract is terminated, and we have no further obligation under this contract. We may require that the Contract be returned to our Administrative Office prior to making payment of the Surrender Value. The Surrender Value will not be less than the amount required by state law in which the contract was delivered. We will pay you the amount you request in connection with a full surrender by withdrawing Contract Value in the Fixed Account and the Risk Control Accounts.

Annual Free Withdrawal Amount

Your Annual Free Withdrawal Amount is the amount that can be withdrawn each year without incurring a Surrender Charge or Market Value Adjustment in a Contract Year. For the first six Contract Years the Annual Free Withdrawal Amount is equal to 10% of the Contract Value determined at the beginning of each Contract Year. Beginning on the sixth Contract Anniversary, it is equal to 20% of the Contract Value determined at the beginning of each Contract Year. Any unused Annual Free Withdrawal Amount will not carry over to any subsequent Contract Year. The Annual Free Withdrawal Amount is still subject to Interim Value calculations and proportionate adjustments. Partial annuitization will count toward the Annual Free Withdrawal Amount.

The Annual Free Withdrawal Amount is subtracted from surrenders for purposes of calculating the Surrender Charge and Market Value Adjustment.

Partial Withdrawal and Surrender Restrictions

Your right to make partial withdrawals and surrender the Contract is subject to any restrictions imposed by any applicable law or employee benefit plan.

Right to Defer Payments
We reserve the right to postpone payment for up to six months after we receive your Authorized Request in Good Order, subject to obtaining prior written approval by the state insurance commissioner if required by the law of the state in which we issued the Contract. In the event we postpone payment, we will pay interest on the proceeds if required by state law, calculated at the effective annual rate and for the time period required under state law.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees, expenses, and adjustments that you will pay when buying, owning, and surrendering or making withdrawals from an Allocation Option or from the Contract. Please refer to your Data Page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time you buy the Contract, surrender or make withdrawals from an Allocation Option or from the Contract, transfer Contract Value between Allocation Options, or request special services. State premium taxes may also be deducted.

Transaction Expenses	Charge
Maximum Surrender Charge (as a percentage of Contract Value surrendered or withdrawn)(1)	8%
(1)We deduct a Surrender Charge from each withdrawal and surrender that exceeds the Annual Free Withdrawal Amount during the first six Contract Years. We do not assess a Surrender Charge on certain withdrawals and surrenders, such as under the Nursing Home or Hospital Waiver or Terminal Illness Waiver.

The next table describes the adjustments, in addition to any transaction expenses, that apply if all or a portion of the Contract Value is removed from an Allocation Option or from the Contract prior to the end of an Interest Term.

Adjustments	Charge
Interim Value Maximum Potential Loss (as a percentage of Contract Value withdrawn or surrendered)(1)	100%
Market Value Adjustment Maximum Potential Loss (as a percentage of Contract Value withdrawn or surrendered)(2)	100%
(1)During the Accumulation Period, if you surrender, withdraw, or make a Flex Transfer from a Risk Control Account prior to the end of an Interest Term, the amount withdrawn or transferred is based on the Interim Value and will reduce the Crediting Base proportionally. The Interim Value calculation may reflect a positive or negative return that increases or decreases the amount you receive from a partial withdrawal or surrender, or the amount transferred from the Risk Control Account.
(2)During the Accumulation Period, if you surrender or withdraw your Contract Value at any time other than on or within 30 days after each sixth Contract Anniversary, we will apply a Market Value Adjustment (which may be positive or negative) to the amount being withdrawn that is in excess of the Annual Free Withdrawal Amount. The Market Value Adjustment increases or decreases the amount you receive from a partial withdrawal or surrender of value allocated to the Risk Control Accounts or the Fixed Account.

In addition to the fees described above, the Cap Rates and Dual Step Rates limit the amount you can earn with respect to each Risk Control Account. This means your returns may be lower than the Index’s returns. In return for accepting this limit on Index gains, you will receive some protection from Index losses.

APPENDIX: ALLOCATION OPTIONS AVAILABLE UNDER THE CONTRACT

Risk Control Account Options
The following is a list of the Risk Control Account options currently available under the Contract. We may change the features of the Risk Control Accounts listed below (including the Index and the Crediting Strategies and their components), offer new Risk Control Accounts, and terminate existing Risk Control Accounts. We will provide you with written notice before making any changes other than changes to the Cap Rates, Participation Rates, and Dual Step Rates. Information about current Cap Rates, Participation Rates and Dual Step Rates is available at [insert website].

Note: During the Accumulation Period, if you surrender your Contract or take a partial withdrawal at any time other than on or within 30 days after each sixth Contract Anniversary, we will apply a Market Value Adjustment (which may be positive or negative). This may result in a significant reduction in your Contract Value that could exceed any protection from Index loss that would be in place if you held the option until each sixth Contract Anniversary. Withdrawals, Flex Transfers, or surrenders from a Risk Control Account before the end of an Interest Term are also subject to the Interim Value calculation, which may reflect a negative return. This may result in a significant reduction in your Contract Value that could exceed any protection from Index loss that would be in place if you held the option until the end of the Interest Term.

ALLOCATION OPTIONS
Risk Control Account Crediting Strategy: Floor with Participation Rate and Cap Rate
Index	Type of Index	Crediting Period	Limit on Index Loss (if held to the end of the Crediting Period)	Minimum Limit on Index Gain (for the Life of the Contract)
S&P 500 Index(1)	Stock market index based on market capitalizations of 500 leading companies publicly traded in the U.S. stock market.	1-Year	Floor: 0% to -10% in 1% increments	Cap Rate: 1% Participation Rate: 100%
Dimensional US Small Cap Value Systematic Index(1)	Stock market index that invests within the smallest 8% of the US market down to $100 million in market capitalization with relative prices in the lowest 40% when ranked by price to book.	1-Year	Floor: 0% to -10% in 1% increments	Cap Rate: 1% Participation Rate: 100%
Barclays Risk Balanced Index(1)	Allocates between equities and fixed income using the principles of Modern Portfolio Theory, which seeks to maximize the expected return based on a given level of market risk.	1-Year	Floor: 0% to -10% in 1% increments	Cap Rate: 1% Participation Rate: 100%
Risk Control Account Crediting Strategy: Buffer with Participation Rate and Cap Rate
Index	Type of Index	Crediting Period	Limit on Index Loss (if held to the end of the Crediting Period)	Minimum Limit on Index Gain (for the Life of the Contract)

S&P 500 Index(1)	Stock market index based on market capitalizations of 500 leading companies publicly traded in the U.S. stock market.	1-Year	Buffer: -10%	Cap Rate: 1% Participation Rate: 100%
Dimensional US Small Cap Value Systematic Index(1)	Stock market index that invests within the smallest 8% of the US market down to $100 million in market capitalization with relative prices in the lowest 40% when ranked by price to book.	1-Year	Buffer: -10%	Cap Rate: 1% Participation Rate: 100%
S&P 500 Index(1)	Stock market index based on market capitalizations of 500 leading companies publicly traded in the U.S. stock market.	6-Year	Buffer: -10% and -20%	Cap Rate: 10% Participation Rate: 100%
Dimensional US Small Cap Value Systematic Index(1)	Stock market index that invests within the smallest 8% of the US market down to $100 million in market capitalization with relative prices in the lowest 40% when ranked by price to book.	6-Year	Buffer: -10% and -20%	Cap Rate: 10% Participation Rate: 100%
Barclays Risk Balanced Index(1)	Allocates between equities and fixed income using the principles of Modern Portfolio Theory, which seeks to maximize the expected return based on a given level of market risk.	6-Year	Buffer: -10% and -20%	Cap Rate: 10% Participation Rate: 100%
Risk Control Account Crediting Strategy: Boost with Participation Rate and Cap Rate
Index	Type of Index	Crediting Period	Limit on Index Loss (if held to the end of the Crediting Period)	Minimum Limit on Index Gain (for the Life of the Contract)
S&P 500 Index(1)	Stock market index based on market capitalizations of 500 leading companies publicly traded in the U.S. stock market.	6-Year	Boost: 10% and 20%	Cap Rate: 10% Participation Rate: 100%
Dimensional US Small Cap Value Systematic Index(1)	Stock market index that invests within the smallest 8% of the US market down to $100 million in market capitalization with relative prices in the lowest 40% when ranked by price to book.	6-Year	Boost: 10% and 20%	Cap Rate: 10% Participation Rate: 100%

Barclays Risk Balanced Index(1)	Allocates between equities and fixed income using the principles of Modern Portfolio Theory, which seeks to maximize the expected return based on a given level of market risk.	6-Year	Boost: 10% and 20%	Cap Rate: 10% Participation Rate: 100%
Risk Control Account Crediting Strategy: Buffer with Dual Step Rate
Index	Type of Index	Crediting Period	Limit on Index Loss (if held to the end of the Crediting Period)	Minimum Limit on Index Gain (for the Life of the Contract)
S&P 500 Index(1)	Stock market index based on market capitalizations of 500 leading companies publicly traded in the U.S. stock market.	6-Year	Buffer: -10% and -20%	Dual Step Rate: 10%
(1)Except for the Barclays Risk Balanced, the performance of each Index associated with the Risk Control Accounts does not include dividends paid on the securities comprising the Index, and therefore, the performance of the Index does not reflect the full performance of those underlying securities. This will reduce Index performance and will cause the Index to underperform a direct investment in the underlying securities. The Barclays Risk Balanced Index reinvests dividends but deducts a fee of 0.5% for the equity exposure, and 0.2% per year for the treasury exposure, and a cost equal to SOFR plus 0.1145% for the equity component, which may be increased or decreased in the aggregate by the volatility control mechanism. These deductions will reduce Index performance, and the Index will underperform similar portfolios from which these fees and costs are not deducted.
(2)We credit interest to each Risk Control Account at the end of each Interest Term by comparing the change in the Index from the first day of the Interest Term to the last day of the Interest Term. Because Index interest is calculated on a single point in time you may experience negative or flat performance even though the Index experienced gains through some, or most, of the Interest Term.

The Floor, Buffer, and Boost for an Allocation Option will not change during the life of your Contract unless the Allocation Option is discontinued. During the life of your Contract, an Allocation Option with a Floor of 0% will always be available. We may not always make available Allocation Options with Buffers, however, if one is available, a Buffer of -10% or more will be available. We may not always make available Allocation Options with Boosts, but if we do, a Boost of 10% or more will be available.

Fixed Account

The following is a list of Fixed Account Options currently available under the Contract. We may change the features of the Fixed Account Options listed below, offer new Fixed Account Options, and terminate existing Fixed Account Options. We will provide you with written notice before doing so.

Note: During the Accumulation Period, if you surrender your Contract or take a partial withdrawal at any time other than on or within 30 days after each sixth Contract Anniversary, we will apply a Market Value Adjustment (which may be positive or negative). This may result in a significant reduction in your Contract Value.

Name	Term	Minimum Guaranteed Interest Rate
Fixed Account	1 year	0.05%(1)

(1) Full withdrawals or full surrenders from the Fixed Account are subject to a minimum nonforfeiture value.

This Initial Summary Prospectus incorporates by reference the Prospectus and Statement of Additional Information for the Contract, both dated May 1, 2025, as supplemented. The SAI may be obtained, free of charge, in the same manner as the Prospectus.

EDGAR Contract Identifier: [ ]